Exhibit 99.1

News Release

LCA-Vision Reports Third Quarter Financial Results

Closure of eight vision centers to provide sufficient financial resources to fund operations beyond 2012 at 52,000 procedures annually

CINCINNATI (October 26, 2010) – LCA-Vision Inc. (NASDAQ: LCAV), a leading provider of laser vision correction services under the LasikPlus® brand, today announced financial and operational results for the three and nine months ended September 30, 2010.

Third Quarter 2010 Operational and Financial Highlights (all comparisons are with the third quarter of 2009)
▪	Revenues were $20.3 million compared with $27.6 million; adjusted revenues were $18.8 million compared with $25.7 million.
▪	Procedure volume was 11,497 procedures (62 vision centers), compared with 15,335 procedures (71 vision centers) and 14,068 same-store procedures.
▪	Same-store revenues (62 vision centers) decreased 19.3%; adjusted same-store revenues decreased 18.3%.
▪
Operating loss was $8.5 million compared with operating loss of $10.4 million; adjusted operating loss was $9.8 million compared with adjusted operating loss of $12.1 million.  The reduced operating loss and adjusted operating loss reflected the impact from closing under-performing vision centers in 2009, a reduction in direct costs per vision center, and lower marketing and general and administrative expenses.  Direct costs per center for the 2010 third quarter averaged $63,000 per month, compared with $71,000 per month for the same period of 2009.  Included in the 2010 quarter were $1.8 million in impairment and restructuring charges and $266,000 in gain on sale of assets, compared with $4.4 million in impairment charges and $10,000 in gain on sales of assets in the corresponding 2009 quarter.

▪	Net loss was $8.4 million, or $0.45 per share, compared with net loss of $19.9 million, or $1.07 per share.

Year-to-Date 2010 Operational and Financial Highlights (all comparisons are with the first nine months of 2009)
▪	Revenues were $80.6 million compared with $107.2 million; adjusted revenues were $75.8 million compared with $100.0 million.
▪	Procedure volume was 45,829 procedures, compared with 61,058 procedures and 55,703 same-store procedures.
▪
Operating loss was $14.6 million compared with operating loss of $26.4 million; adjusted operating loss was $18.9 million compared with adjusted operating loss of $32.9 million.  The reduced operating loss and adjusted operating loss resulted from closing under-performing vision centers, lower direct costs per vision center, lower marketing expense, lower general and administrative expense, and lower restructuring, impairment and consent revocation charges.  Direct costs per center averaged $67,000 per month for the first nine months of 2010 compared with $76,000 per month for the same period of 2009.  Marketing cost per procedure decreased to $421 for the first nine months of 2010 from $459 for the same period last year.  Operating loss and adjusted operating loss for the 2010 period included $2.5 million in impairment and restructuring charges and $1.6 million in gain on sale of assets, whereas the 2009 period included $6.9 million in impairment and restructuring charges, $804,000 in consent revocation solicitation charges and $26,000 in gain on sales of assets.

▪	Net loss was $13.3 million, or $0.71 per share, compared with net loss of $29.6 million, or $1.59 per share.
▪	Cash and investments were $56.4 million as of September 30, 2010, compared with $54.6 million as of December 31, 2009.

Since the first quarter of 2007, LCA-Vision has provided both adjusted revenues and operating losses as a means of measuring performance that adjusts for the non-cash impact of accounting for separately priced extended warranties.  A reconciliation of revenues and operating losses as reported in accordance with U.S. Generally Accepted Accounting Principles (GAAP) is provided at the end of this news release.  Management believes the adjusted information better reflects operating performance and, therefore, is more meaningful to investors.

“Consumer confidence during the third quarter declined to its lowest level in more than a year, negatively impacting procedure volume at LasikPlus® vision centers,” stated Chief Operating Officer David L. Thomas.  “That said, our actions during the past year to maximize our business results in this very challenging economic environment have led to sustained improvements in key operational metrics.  Appointment and treatment show rates have been higher during the past three quarters compared with the prior year, and our conversion rate has shown substantial year-over-year improvement for the past two quarters.  Patient satisfaction, as measured by an independent customer survey, is very high, which is important because word-of-mouth referral is a considerable source of new patients.”

Marketing expenses for the third quarter of 2010 were $5.1 million, down from $6.3 million in the preceding quarter, as spending was severely limited during July prior to rolling out the new ‘Life in Focus’ marketing campaign.  Marketing cost per procedure for the third quarter was $444, up from $413 and $415 for the first and second quarters, respectively, due mainly to lower demand for laser vision correction services.  Adjusted price per procedure for the third quarter increased to $1,634, up $15 from the second quarter, even with the strong contribution from the company’s managed care business and a 15% network-wide discount that was reinstituted mid-quarter to support the launch of the new marketing campaign.

“We have numerous activities underway to improve patient acquisition, including directing more of our marketing focus toward promoting our surgeons within their local markets,” Thomas said.  “To this end, we have increased local print and radio advertising and are now profiling surgeons and optometrists at each LasikPlus® vision center on our recently launched, fully revamped website.  We also recently engaged a public relations agency to develop a promotional template that can be implemented in local markets throughout our LasikPlus® network.  Additional marketing activities include expanding efforts to develop affinity relationships with corporations and unions, as well as organizations whose members fit our demographic targets.  Our program with the Wounded Warrior Project and Fisher House to treat wounded veterans and their caregivers is garnering media attention that supports patient acquisition and enhances our corporate image.”

LCA-Vision Chief Financial Officer Michael J. Celebrezze said, “As a result of efforts to balance operating costs and revenue generation at the center level, we have decided to consolidate center operations in four markets, and are closing centers in four additional markets.  We expect to record a charge of $4.3 million in the fourth quarter related to seven of the center closures in mid-December, with the eighth closure scheduled for April 2011 when that center’s lease expires.”

With the closing of these eight centers, the company expects the number of procedures companywide required for breakeven cash flow, after capital expenditures and debt service, to be approximately 73,000 per year, compared with 85,000 previously.  The company believes that it has sufficient cash and investments to fund its business beyond 2012 if it performs at least 52,000 procedures annually, compared with 61,000 previously.  The average number of procedures required for each vision center to reach breakeven remains at 95 per month.

“While we focus on improving our current and future laser vision correction operations, we also are making tangible progress in activities to diversify into related eye health businesses,” added Celebrezze.  “Our objective in expanding our business model is to capitalize on our talented staff and our multi-site operations to support future growth and profitability, as well as to mitigate exposure to economic downturns.  We are currently rolling out a program to sell eye drops throughout our LasikPlus® network, following successful testing at several vision centers.  Eye drop sales are expected to generate modest revenue in future quarters.  This month, we began testing eye exams in several markets, incorporating the knowledge we gained from similar tests earlier this year.  This is an important program that could support future eye health expansion opportunities.”

Near-term Financial Outlook
LCA-Vision intends to continue managing expenditures conservatively in 2010.  The company’s plans and outlook for the year include:
▪	The company does not plan to open any new vision centers in the near term. LCA-Vision will consider restarting its de novo new center opening program when market conditions improve.
▪	The company will continue managing general and administrative expenses aggressively; it expects these will decline approximately 10% in 2010 from 2009.
▪	The company expects direct costs per center to decline in excess of 10% in 2010 from 2009.
▪	The company expects marketing and advertising spend for the 2010 fourth quarter to range from $5 million to $6 million.
▪	The company expects capital expenditures of $1.2 million in 2010 for vision center renovations, relocations and equipment replacement.
▪	The company anticipates an effective tax rate of approximately 1% for 2010 driven in part by a full valuation allowance on net deferred tax assets.

Conference Call and Webcast
As previously announced, a conference call and webcast will be held today beginning at 10:00 a.m. Eastern time. To access the conference call, dial 866-322-1352 (U.S. and Canada) or 706-643-6246 (international callers).  The webcast will be available at the investor relations section of LCA-Vision’s website.  A replay of the call and webcast will begin approximately two hours after the live call has ended.  To access the replay, dial 800-642-1687 (U.S. and Canada) or 706-645-9291 (international callers) and enter the conference ID number: 122 243 90.

Forward-Looking Statements
This news release contains forward-looking statements based on current expectations, forecasts and assumptions of LCA-Vision that are subject to risks and uncertainties.  The forward-looking statements in this release are based on information available to the company as of the date hereof.  Actual results could differ materially from those stated or implied in the forward-looking statements due to risks and uncertainties associated with its business.  In addition to the risk factors discussed in the company’s Form 10-K and other filings with the Securities and Exchange Commission, there are a number of other risks and uncertainties associated with its business, including, without limitation, the successful execution of marketing strategies cost effectively to drive patients to its vision centers; the impact of low consumer confidence and discretionary spending; competition in the laser vision correction industry; the company’s ability to attract new patients; the possibility of adverse outcomes or long-term side effects of laser vision correction and negative publicity regarding laser vision correction; the company’s ability to operate profitable vision centers and retain qualified personnel during periods of lower procedure volumes; the continued availability of non-recourse third-party financing for its patients on terms similar to what it has paid historically; and the future value of revenues financed by the company and its ability to collect on such financings, which will in turn depend on a number of factors, including the worsening consumer credit environment and the company’s ability to manage credit risk related to consumer debt, bankruptcies and other credit trends.

Further, the FDA’s advisory board on ophthalmic devices is currently reviewing concerns about post-LASIK quality of life matters, and the FDA has planned a major new study on LASIK outcomes and quality of life that is expected to end in 2012.  The FDA or another regulatory body could take legal or regulatory action against the company or others in the laser vision correction industry.  The outcome of this review or legal or regulatory action could potentially impact negatively the acceptance of LASIK.  In addition, the acceptance rate of new technologies and our ability to implement successfully new technologies on a national basis create additional risk.  Except to the extent required under the federal securities laws and the rules and regulations promulgated by the Securities and Exchange Commission, the company assumes no obligation to update the information included in this news release, whether as a result of new information, future events or circumstances, or otherwise.

About LCA-Vision Inc./LasikPlus®
LCA-Vision Inc., a leading provider of laser vision correction services under the LasikPlus® brand, operates 60 LasikPlus® fixed-site laser vision correction centers in 28 states and 43 markets in the United States. Additional company information is available at www.lca-vision.com and www.lasikplus.com.

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For Additional Information
Company Contact:	Investor Relations Contact:
Barb Kise	Jody Cain
LCA-Vision Inc.	Lippert/Heilshorn & Associates
513-792-9292	310-691-7100

LCA-Vision Inc.
Condensed Consolidated Statements of Operations (Unaudited)
(Amounts in thousands except per share data)

	Three months ended September 30,		Nine months ended September 30,
	2010	2009	2010	2009

Revenues - Laser refractive surgery	$20,263	$27,646	$80,566	$107,248

Operating costs and expenses
Medical professional and license fees	4,966	5,887	19,406	23,649
Direct costs of services	11,499	15,206	37,390	50,291
General and administrative expenses	3,336	3,706	10,768	12,575
Marketing and advertising	5,100	5,498	19,298	28,009
Depreciation	2,379	3,293	7,375	11,420
Consent revocation solicitation charges	-	-	-	804
Impairment charges	1,608	4,415	1,694	5,604
Restructuring charges	145	8	794	1,274
	29,033	38,013	96,725	133,626
Gain on sale of assets	266	10	1,577	26

Operating loss	(8,504)	(10,357)	(14,582)	(26,352)

Equity in earnings from unconsolidated businesses	-	54	25	128
Net investment income	103	651	1,399	1,112

Loss before taxes on income	(8,401)	(9,652)	(13,158)	(25,112)

Income tax expense	39	10,251	134	4,522

Net loss	$(8,440)	$(19,903)	$(13,292)	$(29,634)

Loss per common share
Basic	$(0.45)	$(1.07)	$(0.71)	$(1.59)
Diluted	$(0.45)	$(1.07)	$(0.71)	$(1.59)

Weighted average shares outstanding
Basic	18,703	18,608	18,672	18,587
Diluted	18,703	18,608	18,672	18,587

LCA-Vision Inc.
Condensed Consolidated Balance Sheets (Unaudited)
(Dollars in thousands)

	September 30, 2010	December 31, 2009
Assets
Current assets
Cash and cash equivalents	$22,929	$24,049
Short-term investments	31,450	28,455
Patient receivables, net of allowance for doubtful accounts of $1,854 and $1,645	2,286	4,562
Other accounts receivable, net	2,290	2,002
Assets held for sale	334	1,031
Prepaid professional fees	482	615
Prepaid income taxes	619	12,270
Deferred compensation plan assets	-	400
Prepaid expenses and other	4,197	5,582

Total current assets	64,587	78,966

Property and equipment	77,278	79,993
Accumulated depreciation and amortization	(60,177)	(53,995)
Property and equipment, net	17,101	25,998

Long-term investments	1,989	2,090
Patient receivables, net of allowance for doubtful accounts of $435 and $674	486	854
Investment in unconsolidated businesses	106	137
Other assets	3,534	4,590

Total assets	$87,803	$112,635

Liabilities and Stockholders' Investment
Current liabilities
Accounts payable	$6,987	$6,504
Accrued liabilities and other	10,663	11,581
Deferred revenue	4,818	6,151
Deferred compensation liability	-	400
Debt obligations maturing in one year	3,278	3,998

Total current liabilities	25,746	28,634

Long-term rent obligations and other	2,069	2,395
Long-term debt obligations (less current portion)	5,776	9,145
Insurance reserves	8,358	9,154
Deferred license fee	3,406	4,428
Deferred revenue	4,415	7,852

Stockholders' investment
Common stock ($.001 par value; 25,291,637 and 25,287,387 shares and
18,707,015 and 18,619,185 shares issued and outstanding, respectively)	25	25
Contributed capital	175,296	174,325
Common stock in treasury, at cost (6,584,622 shares and 6,668,202 shares, respectively)	(114,066)	(114,668)
Retained deficit	(23,815)	(9,729)
Accumulated other comprehensive income	593	1,074
Total stockholders' investment	38,033	51,027

Total liabilities and stockholders' investment	$87,803	$112,635

LCA-Vision Inc.
Condensed Consolidated Statements of Cash Flows (Unaudited)
(Dollars in thousands)

	Nine months ended September 30,
	2010	2009

Cash flow from operating activities:
Net loss	$(13,292)	$(29,634)
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation	7,375	11,420
Provision for loss on doubtful accounts	1,333	2,771
(Gain) loss on sale of investments	(1,008)	365
Impairment charges	1,694	5,604
Gain on sale of assets	(1,577)	(26)
Non cash restructuring charge	411	736
Deferred income taxes	377	11,072
Stock-based compensation	957	607
Insurance reserve	(796)	(123)
Equity in earnings of unconsolidated affiliates	(25)	(128)
Changes in operating assets and liabilities:
Patient accounts receivable	1,584	2,474
Other accounts receivable	(48)	82
Prepaid income taxes	11,651	2,047
Prepaid expenses and other	1,385	118
Accounts payable	483	(856)
Deferred revenue, net of professional fees	(4,293)	(6,552)
Accrued liabilities and other	(1,670)	7,816

Net cash provided by operations	4,541	7,793

Cash flow from investing activities:
Purchases of property and equipment	(176)	(182)
Proceeds from sale of assets	1,721	46
Purchases of investment securities	(328,120)	(242,429)
Proceeds from sale of investment securities	325,133	242,904
Other, net	(34)	(116)

Net cash (used in) provided by investing activities	(1,476)	223

Cash flow from financing activities:
Principal payments of capital lease obligations and loan	(4,089)	(6,315)
Shares repurchased for treasury stock	(192)	(36)
Exercise of stock options	14	18

Net cash used in financing activities	(4,267)	(6,333)

Net effect of exchange rate changes on cash and cash equivalents	82	649

(Decrease) increase in cash and cash equivalents	(1,120)	2,332

Cash and cash equivalents at beginning of period	24,049	23,648

Cash and cash equivalents at end of period	$22,929	$25,980

LCA-Vision Inc.
Effect of the Change in Accounting for Deferred Revenues on Financial Results
(Dollars in thousands)
(Unaudited)

To supplement its Condensed Consolidated Financial Statements presented in accordance with accounting principles generally accepted in the United States, LCA-Vision discusses adjusted revenues and operating income.  Management utilizes this information as a means of measuring performance that adjusts for the non-cash impact of the accounting for separately priced extended warranties and believes that including this additional disclosure is meaningful to investors for the same reason.

Accordingly, this news release contains non-GAAP financial measures within the meaning of Regulation G promulgated by the Securities and Exchange Commission.  A reconciliation of the difference between the non-GAAP measures with the most directly comparable financial measures calculated in accordance with GAAP follows:

	Three Months Ended September 30,		Nine Months Ended September 30,
	2010	2009	2010	2009
Revenues

Reported U.S. GAAP	$20,263	$27,646	$80,566	$107,248
Adjustments:
Amortization of prior deferred revenue	(1,475)	(1,927)	(4,770)	(7,280)
Adjusted revenues	$18,788	$25,719	$75,796	$99,968

Operating Loss

Reported U.S. GAAP	$(8,504)	$(10,357)	$(14,582)	$(26,352)
Adjustments:
Amortization of prior deferred revenue	(1,475)	(1,927)	(4,770)	(7,280)
Amortization of prior professional fees	148	193	477	728
Adjusted operating loss	$(9,831)	$(12,091)	$(18,875)	$(32,904)

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